UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2024

THE WENDY’S COMPANY

(Exact name of registrant, as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dave Thomas Boulevard, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

(614) 764-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 par value	WEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer Transition

On November 13, 2024, the Board of Directors (the “Board”) of The Wendy’s Company (the “Company”) appointed Kenneth Cook as Chief Financial Officer of the Company, effective December 2, 2024 (the “Effective Date”). In connection with the appointment, Gunther Plosch will cease to be the Chief Financial Officer of the Company as of the Effective Date. In addition, the Board has terminated Mr. Plosch’s employment with the Company, without cause, effective as of December 31, 2024. In connection with his termination, Mr. Plosch will be entitled to receive compensation and benefits consistent with a termination without cause, as previously described in the “Employment Arrangements and Potential Payments Upon Termination or Change in Control” section of the Company’s definitive proxy statement on Schedule 14A for its 2024 annual meeting of stockholders filed with the Securities and Exchange Commission on April 4, 2024.

Mr. Cook, age 43, joins the Company from United Parcel Service, Inc. (“UPS”), where he spent the last 20 years in financial roles of increasing responsibility, including having most recently served as Head of Financial Planning and Analysis from September 2024 to November 2024. Prior to that, Mr. Cook served as Chief Financial Officer for the $60 billion U.S. Domestic segment of UPS from September 2023 to August 2024, Investor Relations Officer from 2022 to 2023, Vice President, Investor Relations from 2020 to 2022, Vice President, Assistant Treasurer from 2017 to 2020 and Chief Financial Officer, South Asia from 2014 to 2017.

There are no arrangements or understandings between Mr. Cook and any other person pursuant to which Mr. Cook was appointed as Chief Financial Officer. Neither Mr. Cook nor any member of his immediate family has had (or proposes to have) a direct or indirect interest in any transaction in which the Company or any of its subsidiaries was (or is proposed to be) a participant that would be required to be disclosed under Item 404(a) of Regulation S-K.

Employment Letter and Compensation of Mr. Cook

On November 13, 2024, Mr. Cook entered into an employment letter with the Company (the “Employment Letter”) that provides for a base salary of $600,000 per year, subject to annual review by the Compensation and Human Capital Committee of the Board. The Company will pay Mr. Cook a cash sign-on bonus of $325,000 after completion of 30 days of continued, active employment. Mr. Cook will be eligible for an annual, performance-based bonus under the Company’s annual incentive plan with a target equal to 85% of his annual base salary. The actual performance-based bonus payable to Mr. Cook will range from zero to 200% of the target, depending on the achievement of performance objectives, which will be consistent with the objectives established under the plan for other executive officers of the Company.

The Employment Letter also provides that Mr. Cook will be eligible to participate in the Company’s equity-based long-term incentive plans and programs. For fiscal year 2025, Mr. Cook’s long-term incentive award will have a target value of $1 million and will be subject to substantially the same terms and conditions as apply for awards to other executive officers of the Company.

In addition, the Employment Letter provides for a one-time equity award upon commencement of employment with a grant date fair value $300,000. This award will be in the form of restricted stock units that will vest in full on the third anniversary of the date of grant, subject to Mr. Cook’s continued employment on the vesting date.

Mr. Cook will also be eligible to participate in employee benefit programs generally made available to executive officers of the Company. Mr. Cook will be subject to customary confidentiality and non-compete provisions. The Employment Letter also provides for relocation assistance in accordance with the Company’s policy.

If Mr. Cook’s employment is terminated by the Company without cause or within 12 months following a change in control, as each is defined by Company policy, he would be entitled to termination benefits in accordance with the Company’s Executive Severance Pay Policy applicable to executives joining the Company on or after February 16, 2023. Such benefits are conditioned on Mr. Cook timely executing, and not revoking, a general release in favor of the Company.

A copy of the press release announcing Mr. Cook’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by The Wendy’s Company on November 18, 2024.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY

Date: November 18, 2024	By:	/s/ Mark L. Johnson
Mark L. Johnson
Director – Corporate & Securities Counsel, and Assistant Secretary